EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 20, 2012 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and DELCATH SYSTEMS, INC., a Delaware corporation with offices located at 810 Seventh Avenue, 35th Floor, New York, New York 10019 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Except as set forth herein, accounting terms not defined in this Agreement shall be construed following GAAP or adjusted GAAP as may be agreed by Bank and Borrower.  Except as set forth herein, calculations and determinations must be made following GAAP or adjusted GAAP as may be agreed by Bank and Borrower.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1       Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, and provided that a Cash Reserve Period is not in effect, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid without fees, premiums or penalties, and prior to the Revolving Line Maturity Date, so long as a Cash Reserve Period is not in effect, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.2           Overadvances.  If, at any time, the sum the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance.  Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3           Payment of Interest on the Credit Extensions.

(a)           Interest Rate; Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus two percent (2.00%); provided, that during a Performance Pricing Period, the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one percent (1.00%). Such interest shall in any event be payable monthly, in arrears, in accordance with Section 2.3(f) below.

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.  Such Default Rate will remain in effect until the Bank waives the event or condition giving rise to the application of such Default Rate, or such earlier date as Bank shall determine, in its reasonable discretion, and provided further that the Default Rate portion of any payment shall be waived in the event the Event of Default giving rise to such Default Rate is cured during any applicable grace or cure period.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)           Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)           Computation; 360-Day Year.  In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)           Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.

(f)            Payment; Interest Computation.  Unless otherwise provided herein, Interest is payable monthly on the last calendar day of each month.  In computing interest on the Obligations, all Payments received after 12:00 noon Pacific time on any day shall be deemed received on the next Business Day.  Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4           Fees.  Borrower shall pay to Bank:

(a)            Commitment Fee.  A fully earned, non-refundable commitment fee of One Hundred Thousand Dollars ($100,000), payable on the Effective Date;

(b)           Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on the last Business Day or each quarter, on a calendar year basis, in an amount equal to one-quarter percent (0.25%) per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.   Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(c)            Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5           Payments; Application of Payments.  All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

3              CONDITIONS OF LOANS

3.1           Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)            duly executed original signature pages to the Loan Documents;

(b)           [Reserved];

(c)           Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware, together with a certificate of foreign qualification from each jurisdiction in which the Borrower is qualified as such, in each case dated as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)           duly executed original signature pages to the Secretary’s Certificate with completed Borrowing Resolutions for Borrower;

(e)           [reserved];

(f)            [reserved];

(g)           [reserved];

(h)           certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i)            the Perfection Certificate of Borrower, together with the duly executed original signature page thereto;

(j)            a legal opinion of Borrower’s counsel, in form and substance acceptable to Bank, in its reasonable discretion, dated as of the Effective Date together with the duly executed original signature thereto;

(k)           evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (or endorsements reflecting the same) in favor of Bank; and

(l)             payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2           Conditions Precedent to all Credit Extensions.  Bank’s obligation to make each Credit Extension, including the Initial Borrowing, is subject to the following conditions precedent:

(a)           duly executed original signatures to the Control Agreements;

(b)           except as otherwise provided in Section 3.4(a), timely receipt of an executed Borrowing Base Certificate and/or Transaction Report, as applicable;

(c)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Borrowing Base Certificate and/or Transaction Report, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d)           in Bank’s reasonable discretion, after consultation with Borrower, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3           Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4           Procedures for Borrowing; Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance.  Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Borrowing Base Certificate or Transaction Report, as applicable, executed by a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee.

4              CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest (subject to Section 4.4), in the Collateral granted herein (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.  In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of  outstanding letters of credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% for letters of credit denominated in a currency other than Dollars), of the Dollar Equivalent of the face amount of all such letters of credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit. In furtherance of the aforementioned sentence, Bank shall use reasonable commercial efforts to arrive at an acceptable cash collateral amount when requested by Borrower.

4.2           Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens to the extent such security interest can be perfected by the filing of UCC financing statements or by control).  If Borrower shall acquire a commercial tort claim which might reasonably be expected to result in awarded damages (less any legal and other expenses incurred or reasonably be expected to be incurred by Borrower) in excess of $250,000, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3           Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.  Such financing statements may indicate the Collateral as “all assets of the Debtor, now existing or hereafter acquired” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

4.4           Foreign Assets.  Notwithstanding anything herein to the contrary, there shall be no requirement to perfect or otherwise evidence any liens or security interests in favor of Bank for any assets located in or registered under any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization; Authorization; Power and Authority.  Borrower and each of its Domestic Subsidiaries are each duly existing and in good standing in its jurisdiction of organization and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (as amended from time to time, the “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete as of the date set forth therein (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent not prohibited by this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and except for filings required in connection with the execution of this Agreement),  or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2           Collateral.  Borrower has good title to, rights in, or the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Except as permitted under Section 6.8, Borrower has no domestic Deposit Accounts other than the Deposit Accounts with Bank or the Deposit Accounts, if any described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and, to the extent required herein, taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of One Million Dollars ($1,000,000) to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower's business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower's business has been judged invalid or unenforceable, in whole or in part.  To Borrower's knowledge, no claim has been made that any part of the Intellectual Property included in the Collateral violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower's business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3           Accounts Receivable.  For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  If an Event of Default has occurred and is continuing, Bank may, after notice to and consultation with the Borrower, notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000).

5.5           Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations for the period covered in such financial statements.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6           Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7           Regulatory Compliance.  Borrower is not an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted.

5.8           Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes; provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower in excess of Twenty Five Thousand Dollars($25,000), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10        Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement (other than projections and forecasts), was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12        Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.13        Designated Senior Indebtedness.  The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Borrower.

6             AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1          Government Compliance.  (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank as reasonably requested by the Bank.

6.2          Financial Statements, Reports, Certificates.

(a)            Commencing on the date of the Initial Borrowing (except (X) in the case of clause (ii) below, which shall commence on the date of the Initial Eligible Accounts Borrowing; and (Y), in the case of clauses (v), (vi), (vii) and (x) below, which shall commence on the Effective Date), Borrower shall provide Bank with the following:

(i) (A) within thirty (30) days after the end of each month, and (B) upon each request for a Credit Extension, (I) prior to the Accounts Receivable Triggering Event, a Borrowing Base Certificate and (II) on and after the Accounts Receivable Triggering Event, a Transaction Report;

(ii) after the occurrence of the Accounts Receivable Triggering Event (or as Bank may otherwise request from time to time) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings (as applicable), aged by invoice date, (B) monthly accounts payable agings (as applicable), aged by invoice date, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date, as applicable), transaction reports, Deferred Revenue reports (as applicable) and general ledger;

(iii) [Reserved];

(iv) within thirty (30) days after the end of each month, a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and such other information as Bank shall reasonably request;

(v) within five (5) days after filing with the SEC, but in any event within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year), of Borrower, quarterly unaudited consolidated and consolidating financial statements;

(vi) within five (5) days after filing with the SEC, but in any event, within thirty (30) days after the end of each fiscal year of Borrower, and as materially amended and/or updated, annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of Borrower, as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(vii) within five (5) days after filing with the SEC, but in any event within one hundred fifty (150) days following the end of Borrower’s fiscal year, annual audited consolidated financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank;

(viii)  within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(ix) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more; and

(x)  within twenty (20) days after the end of each month, a Cash Burn Certificate, indicating the Borrower’s Cash Burn, together with such supporting ledger reports and schedules as Bank shall require, in its reasonable discretion.

For purposes of this Section 6.2(a), reports on Form 10-K, 10-Q and 8-K, financial statements and annual operating budgets timely filed with the Securities and Exchange Commission, for which Borrower provides Bank with a link to Borrower’s website at www.delcath.com and/or the SEC’s website at www.sec.gov, on a case-by-case basis, shall be sufficient for delivery of such reports.

(b)           So long as Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, Borrower shall endeavor to provide, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet.

(c)           Borrower shall provide Bank (i) with prompt written notice of any material adverse change in the composition of the Intellectual Property, (ii) quarterly, written notice of the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Bank, or (iii) with prompt written notice of Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property, taken as a whole.

6.3           Accounts Receivable.

(a)           Schedules and Documents Relating to Accounts. Commencing on the date of the Initial Eligible Accounts Borrowing, Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  Commencing on the date of the Initial Eligible Accounts Borrowing, if reasonably requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, commencing on the date of the Initial Eligible Accounts Borrowing and thereafter, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b)           Disputes.  Commencing on the date of the Initial Eligible Accounts Borrowing, Borrower shall promptly notify Bank of all material disputes or claims relating to Accounts.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c)           Collection of Accounts.  Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing.  Sixty (60) days prior to the Initial Eligible Accounts Borrowing, all payments on and proceeds of Accounts of Account Debtors shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify.  Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts of Account Debtors to an account maintained with Bank.  Such payments and proceeds shall be applied, after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof.

(d)           Returns.  Commencing on the date of the Initial Eligible Accounts Borrowing, provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000), Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall promptly notify Bank of the return of the Inventory.

(e)           Verification.  Commencing on the date of the Initial Eligible Accounts Borrowing, Bank may, after the occurrence and during the continuance of an Event of Default, after consultation with and notice to the Borrower, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f)           No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own bad faith, gross negligence or willful misconduct.

6.4           Remittance of Proceeds.  Commencing on the date of the Initial Eligible Accounts Borrowing and thereafter, if any Advances are outstanding, except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral (other than dispositions of Inventory in the ordinary course of business) to Bank, in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, against the outstanding principal balance of the Revolving Line (unless Bank waives such application), the order and method of such application to be in the sole discretion of Bank, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; providedthat, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) or less (for all such transactions in any fiscal year).  Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with Bank.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5           Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries in excess of Twenty Five Thousand Dollars ($25,000), except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6           Access to Collateral; Books and Records.  At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  In addition to the Initial Audit, such inspections and audits shall be limited to (i) prior to the Accounts Receivable Triggering Event, one (1) time per calendar year; and (ii) on and after the Accounts Receivable Triggering Event, two (2) times per year.  The Initial Audit will be completed within sixty (60) days after the Effective Date, or such later date as Bank shall determine, in its reasonable business judgment.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location.  All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank.  All liability policies covering Collateral shall show, or have endorsements showing, Bank as an additional insured.  All property policies and all liability policies covering Collateral (or their respective endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy covering Collateral shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Million Dollars ($1,000,000) with respect to any loss, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8           Operating Accounts.

(a)            (i) Maintain substantially all of its and its Domestic Subsidiaries’, if any, domestic depository accounts, domestic operating accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees) with Bank, and, (ii) within thirty (30) days after the Effective Date, establish a domestic securities account with Bank’s affiliates with all excess funds maintained at or invested through Bank or an affiliate of Bank; provided, that Borrower may maintain (x) its existing accounts at Bank of America or its affiliates (the “Bank of America Accounts”) to facilitate its treasury operations, in a maximum amount not to exceed (i) from the Effective Date through the date that is 150 days after the Effective Date, Five Million Dollars ($5,000,000); and (ii) from the date that is 151 days after the Effective Date and thereafter, Two Million Five Hundred Thousand Dollars ($2,500,000); and (y) its existing Deposit Account at Bank of America or its affiliate which contains cash collateral securing the Existing Bank of America L/C, in a maximum amount not to exceed One Million Dollars ($1,000,000) (the “Bank of America Cash Collateral Deposit Account”).  Subject to the next sentence, amounts in excess of the amounts listed in the foregoing clauses (i) and (ii) of clause (x) in each respective period shall be promptly transferred to an account of Borrower maintained at Bank.  Notwithstanding the foregoing, up to forty-nine percent (49%) of Borrower’s cash and Cash Equivalents located in the United States in excess of Thirty Five Million Dollars ($35,000,000) may be maintained at or invested through domestic depository accounts, domestic operating accounts and/or domestic securities accounts (collectively, the “Other Accounts”) at financial institutions located in the United States, other than Bank or an affiliate of Bank.

(b)           Other than with respect to any replacements of the accounts set forth in clauses (x) or (y) of Section 6.8(a), provide Bank five (5) days prior-written notice before establishing any Collateral Account (including, without limitation, the Other Accounts)  at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains (including, without limitation, the Other Accounts), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank; provided, that with respect to Collateral Accounts in existence on the Effective Date, such fully executed Control Agreements will be required to be delivered to Bank prior to the Initial Borrowing, as described in Section 3.2.  The provisions of the previous sentence shall not apply to the Bank of America Cash Collateral Deposit Account, deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or up to five (5) Deposit Accounts with an average daily balance of less than $250,000.

6.9           Cash Reserve.  During a Cash Reserve Period (which may be calculated by Bank at any time), Borrower shall execute all agreements reasonably required by Bank to establish and maintain restricted certificates of deposit at Bank, in an aggregate amount not less than the aggregate amount of all outstanding Obligations of Borrower owed to Bank and Bank’s Affiliates (including, without limitation, any Bank Services).

6.10         Protection and Registration of Intellectual Property Rights.

(a)            (i) Take commercially reasonable steps to protect, defend and maintain the validity and enforceability of its material U.S. registered or applied for Intellectual Property included in the Collateral; and (ii) except in the Borrower’s reasonable business judgment, not allow any U.S. registered or applied for Intellectual Property included in the Collateral material to Borrower's business to be abandoned, forfeited or dedicated to the public without Bank's written consent.

(b)           If Borrower (i) obtains any U.S. Patent, registered U.S. Trademark, registered U.S. Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any U.S. Patent or the registration of any U.S. Trademark, then Borrower shall provide written notice thereof to Bank as required by Section 6.2(c), and shall promptly after such notification execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Section 4.4) in favor of Bank in such property (other than Permitted Liens).  If Borrower registers any Copyrights or mask works in the United States Copyright Office, Borrower shall, promptly after notification as required by Section 6.2(c), (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to (subject to Section 4.4), perfect and maintain a first priority perfected security interest in favor of Bank (other than Permitted Liens) in such Copyrights or mask works; and (z) record such intellectual property security agreement with the United States Copyright Office with the United States Copyright Office.  Borrower shall, promptly after notification as required by Section 6.2(c), provide to Bank copies of all applications that it files in the U.S. Copyright office or the U.S. Patent and Trademark Office for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority security interest in such property.

(c)           Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11        Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, use commercially reasonable efforts to make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12        Creation/Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Domestic Subsidiary creates or acquires any Domestic Subsidiary, Borrower and such Domestic Subsidiary shall promptly notify Bank of the creation or acquisition of such new Domestic Subsidiary and, at Bank’s request, in its sole discretion, take all such action as may be reasonably required by Bank to cause each such Domestic Subsidiary to, in Bank’s sole discretion, become a co-Borrower or guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Domestic Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest (subject to Section 4.4) in the stock, units or other evidence of ownership of each Domestic Subsidiary.

6.13        Further Assurances.  Subject to Section 4.4, execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.   Borrower shall deliver to Bank, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other material filings with any Governmental Authority regarding compliance with or maintenance of material Governmental Approvals or material Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries, taken as a whole.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1           Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Cash, Cash Equivalents and Inventory in the ordinary course of business, in a manner consistent with past practices; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments, Permitted Indebtedness and Permitted Distributions; (d) of property in connection with sale-leaseback transactions; (e) of property (other than property pursuant to any other clause of this Section 7.1) to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries; (f) constituting non-exclusive licenses, sublicenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, in a manner consistent with past practices, and other non-perpetual licenses that may be exclusive in some respects (but not territorially exclusive for the United States), but that would not result in a legal transfer of Borrower’s title in the licensed property; (g) consisting of sales or discounting of delinquent accounts in the ordinary course of business); and (h) of assets (other than Accounts or Inventory (unless such Transfer is in the ordinary course of Borrower’s business, in amounts and in a manner consistent with past practices); provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, $1,000,000.

7.2           Changes in Business, Management or Business Locations.  (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; or (b) liquidate or dissolve; provided that Subsidiaries that are not an obligor under the Loan Documents may liquidate or dissolve so long as it is not reasonably likely to cause a material adverse change to Borrower’s business.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3           Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or, other than in connection with a Permitted Acquisition or a Permitted Investment, acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Domestic Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Domestic Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Domestic Subsidiaries’ Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6           Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock per fiscal year, other than Permitted Distributions; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions constituting Permitted Investments or Permitted Distributions and (ii) other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms.

7.9           Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10        Compliance.  Become an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, in each individual instance and in the aggregate for all such instances, in excess of One Hundred Thousand Dollars ($100,000), including, in each case any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2           Covenant Default.

(a)            Borrower fails or neglects to perform any obligation which it is required to perform pursuant to Sections 6.2, 6.4, 6.5, 6.6, 6.8, or 6.9, or violates any covenant in Section 7; or

(b)           Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3           Material Adverse Change.  A Material Adverse Change occurs;

8.4           Attachment; Levy; Restraint on Business.

(a)            (i) The service of process seeking to attach, by trustee or similar process, any funds in excess of One Million Dollars ($1,000,000) of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets with a fair market value of One Million Dollars ($1,000,000) or more, by any government agency, and the same under subclauses (i) and (ii) hereof are not, within fifteen (15) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any fifteen (15) day cure period; or

(b)            (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business; provided, that the Event of Default under this Section 8.4(b) shall be cured or waived for purposes of this Agreement upon Bank receiving written evidence that the same under subclauses (i) and (ii) hereof have, within fifteen (15) days after the occurrence thereof, been discharges or stayed (whether through the posting of a bond or otherwise) and so long as Bank has not declared an Event of Default under any other provision of this Agreement and/or exercised any rights with respect thereto;

8.5           Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default that has not been cured or waived resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (b) any default by Borrower that has not been cured or waived within the applicable cure period, the result of which would reasonably be expected to have a material adverse effect on Borrower’s business;

8.7           Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within fifteen (15) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9           Change in Control.  A Change in Control occurs.

9              BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)            declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           for any letters of credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (110% for letters of credit denominated in a currency other than Dollars), of the Dollar Equivalent of the aggregate face amount of all letters of credit remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such letters of credit, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all letters of credit remaining undrawn shall automatically become effective without any action by Bank;

(d)           terminate any foreign exchange forward contracts;

(e)            settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Subject to the terms of the applicable lease agreement, Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use (which license shall terminate upon the earlier of any Event of Default being cured or payment in full of all Obligations (other than inchoate indemnity obligations)), without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, subject to Bank’s adherence to Borrower’s quality control requirements for Trademarks and subject to maintenance of trade secret rights in any trade secrets; Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit during an Event of Default;

(i)             place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)             demand and receive possession of Borrower’s Books; and

(k)            exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon when due or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document when due, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds.    If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5           Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10            NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Bank or Borrower may change its notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10).  Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Delcath Systems, Inc.
810 Seventh Avenue, 35th Floor
New York, New York 10019
Attn: Graham Miao & Peter Graham
Fax: 212-489-2103
Email: gmiao@delcath.com & pgraham@delcath.com

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn: Michael Quinn
Fax: (617) 527-0177
Email: mquinn@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com

11            CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12            GENERAL PROVISIONS

12.1         Termination Prior to Maturity Date.  This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b).  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations) and terminates all Bank Services or cash collateralizes such Bank Services as described in Section 4.1.  Upon payment in full of the Obligations (other than inchoate indemnity obligations) and at such time as (i) all Bank Services are terminated and/or cash collateralized, and (ii) Bank’s obligation to make any other Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.  In furtherance of the aforementioned sentence, Bank shall use reasonable commercial efforts to arrive at an acceptable cash collateral amount when requested by Borrower.  Upon any Transfer permitted pursuant to Section 7.1, Bank automatically release its liens and security interests in the Collateral and all rights therein the subject of such transfer.

12.2        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4         Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5         Correction of Loan Documents.  Bank may, in consultation with Borrower, correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6         Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7         Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  All amendments and other modifications to this Agreement must be signed by Bank and Borrower.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  Without limiting the foregoing, except as otherwise provided in Section 4.1 and Section 12.1, the grant of security interest by Borrower in Section 4.1 shall survive until (i) the termination of all Bank Services Agreements or (ii) all Bank Services Agreements are cash collateralized as described in Section 4.1.  In furtherance of the aforementioned sentence, Bank shall use reasonable commercial efforts to arrive at an acceptable cash collateral amount when requested by Borrower.  The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10      Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers reasonably appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11      Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12      Right of Set Off.   At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any part thereof and apply the same to any Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13      Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14      Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15      Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16      Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17      Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13           DEFINITIONS

13.1        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code.

“Account Debtor” is any “account debtor” as defined in the Code.

“Accounts Receivable Triggering Event” is the earliest to occur of (i) the date Borrower projects it will generate accounts receivable of One Million Dollars ($1,000,000) or more; (ii) the date Borrower actually generates accounts receivable of One Million Dollars ($1,000,000) or more; or (iii) such date as Bank and Borrower shall mutually agree upon, each in their reasonable business judgment.

“Acquisition” is (a) the purchase or other acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any of its Subsidiaries of all or substantially all of the stock or other equity interest of any other Person.

“Adjusted Quick Ratio” is, with respect to Borrower, as of any date of determination the ratio of (a) the sum of (i) unrestricted cash at Bank (which shall not be less than Twenty Million Dollars ($20,000,000) at any time) plus (ii) net billed accounts receivable divided by (b) the result of (i) Current Liabilities minus (ii) Deferred Revenue minus (iii) without duplication, warrant liability.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances; provided, that during a Cash Reserve Period, no additional Advances shall be available hereunder.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank of America Accounts” is defined in Section 6.8(a).

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) the lesser of (x) one hundred percent (100%) of Borrower’s unrestricted cash at Bank or (y) Twenty Million Dollars ($20,000,000) plus (b) eighty percent (80%) of Eligible Accounts, in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may, after consultation with and notice to Borrower, decrease the foregoing amount and/or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.

“Borrowing Base Certificate” is that certain Borrowing Base certificate, a form of which will be provided by Bank to Borrower.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or other appropriate body and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.

“Cash Burn” is, with respect to Borrower, as of any date of determination, measured on a trailing three month basis, the result of (X) Borrower’s Net Cash Balance as of the last day of the three-month period ended immediately prior to the three-month period ending as of the date of measurement minus (Y) Borrower’s Net Cash Balance as of the last day of the three-month period ending as of the date of measurement.

“Cash Burn Certificate” is that certain certificate for reporting Borrower’s Cash Burn, a form of which is provided by Bank to Borrower, together with such supporting ledger reports and schedules as Bank shall require, in its reasonable discretion.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Reserve Period” is, as of any date of measurement, the period during which any Advances are outstanding and (X) commencing on the date in which Borrower’s (a) (i) unrestricted cash at Bank plus (ii) Borrower’s unrestricted Cash Equivalents at Bank is less than (b) the greater of (i) Fifteen Million Dollars ($15,000,000) plus all outstanding Obligations of Borrower owed to Bank or (ii) trailing three (3) months Cash Burn plus all outstanding Obligations of Borrower owed to Bank (such amount being the “Cash Reserve Balance”), in each case as determined by Bank, in its reasonable discretion; and (Y) terminating on the date Bank determines, in its reasonable discretion, that Borrower’s (a) (i) unrestricted cash at Bank plus (ii) Borrower’s unrestricted Cash Equivalents at Bank is greater than the Cash Reserve Balance.  Borrower is subject at all times to Bank’s determination as to whether a Cash Reserve Period is in effect.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.

“Chattel Paper” is “Chattel Paper” as defined in the Code.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account of the Borrower located in the United States.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, letter of credit or other obligations for borrowed money of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, letter of credit, foreign exchange forward contract, amount utilized for cash management services, or any other similar extension of credit by Bank for Borrower’s benefit under this Agreement.

“Current Liabilities” are all Obligations of Borrower owed to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300878343, maintained with Bank.

“Document” is any “document” as defined in the Code.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right at any time and from time to time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith and in the exercise of reasonable business judgment.  Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith judgment, the following (“Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account.  Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a)            Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)            Accounts that the Account Debtor has not paid within one hundred twenty (120) days of invoice date regardless of invoice payment period terms;

(c)            Accounts with credit balances over one hundred twenty (120) days from invoice date;

(d)            Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within one hundred twenty (120) days of invoice date;

(e)            Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(f)             Accounts billed and/or payable outside of the United States (sometimes called foreign invoiced accounts);

(g)            Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)            Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)             Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)             Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)            Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)             Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)           Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)           Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)           Accounts for which the Account Debtor has not been invoiced;

(p)           Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q)           Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond one hundred twenty (120) days;

(r)            Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s)           Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)            Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)           Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)           Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(w)           Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices; and

(x)            other Accounts Bank deems ineligible in the exercise of its good faith and in the exercise of reasonable business judgment.

“Equipment” is any “equipment” as defined in the Code.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Property” is  (a) any Foreign Subsidiary, (b) any lease, license, contract, or agreement (or any of its rights or interests thereunder) if and to the extent that the grant of the security interest shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) or any other applicable law, constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights or agreement; (c) any lease, license, contract, or agreement (or any of its rights or interests thereunder) if and to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (d) any Deposit Accounts specifically and exclusively used for (i) payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements) and (ii) all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof), taxes owing to any governmental unit thereof, sales, use and excise taxes, customs duties, import duties and independent customs brokers' charges), other taxes for which the Borrower may become liable; (e) the Bank of America Cash Collateral Account and (f) any “intent-to-use” applications for U.S. Trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. §1051 Section (b)(1) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section (c) or Section (d).

“Existing Bank of America L/C” means that certain letter of credit number S202877, dated as of February 02, 2010, issued by Bank of America, N.A. on behalf of Borrower for the benefit of SLG 810 Seventh Lessee LLC and any replacements or extensions thereof.

“Financial Assets” means “financial assets” as defined in the Code.

“Fixtures” means all “fixtures” as defined in the Code.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Goods” means all “goods” as defined in the Code.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is, without duplication, (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (other than operating leases that are treated as capital leases under GAAP), and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.

“Initial Borrowing” is the first Advance or borrowing by the Borrower.

“Initial Eligible Accounts Borrowing” is the first Advance, in which Eligible Accounts are included in the Borrowing Base.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Instrument” is any “instrument” as defined in the Code.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investment Property” is all “investment property” as defined in the Code.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the Effective Date.

“Letter of Credit Rights” is any “letter-of-credit right” as defined in the Code.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Eligibility Requirements” is defined in the defined term “Eligible Accounts”.

“Net Cash Balance” means, as of any date of measurement, the result of (i) Borrower’s cash on hand minus (ii) net cash proceeds from the issuance of equity of the Borrower; minus (iii) net cash proceeds from the issuance of Subordinated Debt; minus (iv) net cash proceeds from the sale of Collateral outside the ordinary course of business (excluding cash proceed from Transfers permitted pursuant to Section 7.1); minus (v) insurance proceeds received in cash; minus (vi) without duplication, all other cash held by Borrower derived from sources other than from the sale of goods and/or services in the ordinary course of Borrower’s business.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Performance Pricing Period” is the period commencing on the first day of the month following the month in which Borrower’s Adjusted Quick Ratio, measured on a trailing three-month basis, is greater than 1.50:1.00, and terminating on the first day in which Borrower reports, or Bank otherwise determines, in its reasonable discretion, that Borrower’s Adjusted Quick Ratio, measured on a trailing three-month basis, is equal to or less than 1.50:1.00.  All reports of Adjusted Quick Ratio made by Borrower to Bank shall be in form and substance acceptable to Bank, in its sole discretion.  Borrower shall provide Bank written notice of its intent to enter into a Performance Pricing Period.

“Permitted Acquisition” is any Acquisition by the Borrower, disclosed to Bank, provided that each of the following shall be applicable to any such Acquisition:

(a)            no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)           the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date hereof or reasonably related thereto;

(c)            the target of such Acquisition, if such acquisition is a stock acquisition, shall be an entity organized under the laws of any State in the United States and shall have a principal place in the United States or, if otherwise, either (i) the target shall be organized under the laws of and have a principal place of business in any jurisdiction in which Bank determines, in its reasonable judgment, that Bank can obtain a first-priority perfected security interest over the assets and/or stock of such target in such jurisdiction, or (ii) the amount of consideration payable in connection with such Acquisition shall not exceed the amount of Investments permitted in connection with clause (c) of the definition of “Permitted Investments”;

(d)           If the Acquisition includes a merger of Borrower, Borrower shall remain a surviving entity after giving effect to such Acquisition; if, as a result of such Acquisition, a new Domestic Subsidiary of Borrower is formed or acquired, Borrower shall cause such Domestic  to comply with Section 6.12, as required by Bank;

(e)            Borrower shall provide Bank with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition; and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(f)            the total cash and non-cash consideration payable (including, without limitation, any earn-out payment obligations) plus the total Indebtedness assumed for all such Acquisitions may not exceed Five Million Dollars ($5,000,000);

(g)           the resulting transaction is accretive to Borrower’s EBITDA on a pro forma basis both historically and prospectively as of twelve (12) months after the date of such Acquisition; and

(h)           the entity or assets acquired in such Acquisition shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank and (y) Permitted Liens.

“Permitted Distributions” means:

(a)            purchases of capital stock from current and former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year; provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)           distributions or dividends consisting solely of Borrower’s capital stock;

(c)            purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)            purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)            purchases of capital stock pledged as collateral for loans to employees;

(f)             purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)           distributions or dividends by any of Borrower’s Subsidiaries to its parent or to the Borrower;

(h)            purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(i)             the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)            Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)            Subordinated Debt;

(d)           obligations of Borrower in connection with the Existing Bank of America L/C;

(e)            Indebtedness among Borrower and any co-borrower or secured guarantor that becomes a party to one or more of the Loan Documents;

(f)            Indebtedness incurred in connection with any Permitted Acquisition, in an aggregate outstanding amount not to exceed One Million Dollars ($1,000,000) for all such Permitted Acquisitions;

(g)           unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(h)           Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(i)            Indebtedness owed by Subsidiaries to Borrower or another Subsidiary in connection with current operating expenses incurred in the ordinary course of the businesses currently engaged in by Borrower or its Subsidiaries or reasonably related thereto and not for extraordinary items or speculative purposes (other than research and development costs and expenses and Permitted Investments), in an amount not to exceed, together with amounts permitted pursuant to clause (e) of the definition of “Permitted Investments”, Ten Million Dollars ($10,000,000) in the aggregate for the period commencing on the Effective Date through and including December 31, 2012; thereafter, no later than thirty (30) days after the end of each fiscal year, based on information provided by Borrower to Bank, Bank shall, in consultation with Borrower, reasonably determine the Indebtedness permitted pursuant to this clause (i) for the then-current fiscal year, which amount shall in no event be less than, together with amounts permitted pursuant to clause (e) of the definition of “Permitted Investments”, Ten Million Dollars ($10,000,000) in the aggregate; all proceeds of Permitted Indebtedness permitted under this clause (i) shall be used to promptly pay such current operating expenses of such Subsidiaries;

(j)             Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(k)            Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services or reasonable and customary overdraft protection in the ordinary course of business;

(l)             Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(m)           other unsecured Indebtedness, in an aggregate outstanding amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;

(n)           obligations under any foreign currency swap agreement designed to protect Borrower or any Subsidiary against fluctuations in currency exchange rates and not for speculative purposes;

(o)           Indebtedness constituting Contingent Obligations of any of the foregoing; and

(p)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)            Investments shown on the Perfection Certificate and existing on the Effective Date and Investments consisting of equity interests in any Subsidiary of Borrower otherwise permitted herein;

(b)           Cash Equivalents;

(c)            Investments by Borrower in Permitted Acquisitions;

(d)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(e)            Investments by Borrower or any of its Subsidiaries in Subsidiaries for current operating expenses incurred in the ordinary course of the businesses currently engaged in by Borrower or any of its Subsidiaries or reasonably related thereto and not for extraordinary items or speculative purposes (other than research and development costs and expenses and Permitted Investments), in an aggregate amount not to exceed, together with amounts permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”, Ten Million Dollars ($10,000,000) in the aggregate for the period commencing on the Effective Date through and including December 31, 2012; thereafter, no later than thirty (30) days after the end of each fiscal year, based on information provided by Borrower to Bank, Bank shall, in consultation with Borrower, reasonably determine the Investments permitted pursuant to this clause (e) for the then-current fiscal year, which amount shall in no event be less than, together with amounts permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”, Ten Million Dollars ($10,000,000) in the aggregate; all proceeds of Permitted Investments permitted under this clause (e) shall be used to promptly pay such current operating expenses of such Subsidiaries;

(f)            Investments consisting of the Bank of America Accounts;

(g)           Investments accepted in connection with Transfers permitted by Section 7.1;

(h)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(i)             Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)             Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary; and

(k)            other Investments not otherwise permitted by Section 7.7 in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

“Permitted Liens” are:

(a)            Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)            purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Million Dollars ($2,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens of lessors, carriers, warehousemen, mechanics, materialmen, suppliers, bailees or other Persons that are possessory in nature arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)            Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property (and any easements and rights-of-way on any such real property) granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h)           non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)             Liens on cash collateral accounts securing the Existing Bank of America L/C;

(j)             Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(k)            Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate.”  In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Prime Rate shall be determined by Bank in accordance with past practices until such time as the Prime Rate becomes available.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in good faith and in the exercise of reasonable business judgment, reducing the amount of Advances, letters of credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral included in the Borrowing Base (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or any other property.

“Revolving Line” is an Advance or Advances in an amount not to exceed Twenty Million Dollars ($20,000,000) outstanding at any time.

“Revolving Line Maturity Date” is April 20, 2016.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code.

“Security” is any “security” as defined in the Code.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Supporting Obligation” is any “supporting obligation” as defined in the Code.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

DELCATH SYSTEMS, INC.

By /s/ Graham Miao
Name: Graham Miao
Title: EVP, Chief Financial Officer

BANK:

SILICON VALLEY BANK

By /s/ Ryan Ravenscroft
Name: Ryan Ravenscroft
Title: VP

[Signature page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, Documents, Instruments (including any promissory notes), Chattel Paper (whether tangible or electronic), cash, Deposit Accounts, Fixtures, Letters of Credit Rights (whether or not the letter of credit is evidenced by a writing), Securities, and all other Investment Property, Supporting Obligations, and Financial Assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding any of the other provisions set forth in herein, this Agreement shall not constitute a grant of a security interest in in any Excluded Property; provided, that, notwithstanding the foregoing, a security interest shall be granted in, and shall attach to (x) any property immediately upon such property ceasing to be Excluded Property and (y) any and all proceeds, products, substitutions and replacements of Excluded Property to the extent such proceeds, products, substitutions and replacements do not themselves constitute Excluded Property.

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EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	DELCATH SYSTEMS, INC.

The undersigned authorized officer of Delcath Systems, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date   Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Financial Reports [Reserved]		Yes No
Compliance Certificate	Commencing on the date of the Initial Borrowing, monthly within 30 days	Yes No
Borrowing Base Certificate	Commencing on the date of the Initial Borrowing and prior to the Accounts Receivable Triggering Event, monthly within 30 days and upon each request for a Credit Extension	Yes No
Quarterly financial statements	Commencing on the date of the Initial Borrowing, quarterly within 45 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings and Deferred Revenue reports (as necessary)	Monthly within 15 days	Yes No
Transaction Reports	Commencing on the date of the Initial Eligible Accounts Borrowing and after the Accounts Receivable Triggering Event, monthly within 30 days and upon each request for a Credit Extension	Yes No
Projections	FYE within 30 days, and as amended and/or updated	Yes No
Cash Burn Certificate and supporting ledger reports	Monthly within 20 days	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”) ____________________________________________________________________________

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Performance Pricing		Applies

AQR > 1.50:100	Prime + 1.00%	Yes No
AQR < 1.50:100	Prime + 2.00%	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Delcath Systems, Inc.	BANK USE ONLY

Received by: _________________________
AUTHORIZED SINGER
By: ___________________________
Name: _________________________	Date: _______________________________
Title: __________________________
Verified: _____________________________
AUTHORIZED SINGER

Date: _______________________________

Compliance Status: Yes No

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